Exhibit 16.1

March 26, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE: Oak Valley Bancorp

File No.: 001-34142

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on March 26, 2018 regarding the change of auditors. We agree with the statements concerning our Firm contained therein.

Los Angeles, California